CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 16, 1996, relating to the financial statements of Alyn Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



         PRICE WATERHOUSE LLP

         /s/ Price Waterhouse LLP

         Costa Mesa, California
         September 10, 1996


C/M  12156.0001 402251.1